Exhibit 10.5

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is made and entered into as of May 29, 2014 (the “Second Amendment Effective Date”), by and between 888 BRANNAN LP (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.    Landlord and Tenant entered into that certain Office Lease dated April 26, 2012 (the “Office Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 169,538 rentable square feet of space (“RSF”) (the “Existing Premises”) in the building located at 888 Brannan Street, San Francisco, California (the “Building”), which Existing Premises is comprised of (i) 97,507 RSF on the 3rd floor of the Building, (ii) 59,098 RSF on the 4th floor of the Building, and (iii) 12,933 RSF on the 5th floor of the Building, all as more particularly described in the Lease. The Office Lease was amended by that certain First Amendment to Lease dated as of December 10, 2013 (the “First Amendment”). The Office Lease as amended by the First Amendment is referred to herein as the “Lease”.

B.    Tenant desires to expand the Existing Premises to include approximately 55,199 RSF (the “Expansion Premises”), comprised of (i) approximately 24,100 RSF (including mezzanine space) on the ground floor of the Building (the “Ground Floor Expansion Premises”), and (ii) approximately 31,099 RSF on the 2nd floor of the Building (the “Second Floor Expansion Premises”), all as shown on Exhibit A attached hereto, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

2.    Modification of Premises. Effective as of the date (the “Ground Floor Commencement Date”) which is seven (7) months after the “Delivery Date” as defined in Section 6.2, below, of the Ground Floor Expansion Premises, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Ground Floor Expansion Premises (subject to Landlord Delay as described in Section 6, below). Effective as of the date (the “Second Floor

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Commencement Date”) which is eight (8) months after the Delivery Date of the Second Floor Expansion Premises, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Second Floor Expansion Premises(subject to Landlord Delay as described in Section 6, below). The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises”. Following the Ground Floor Commencement Date and Second Floor Commencement Date the Premises will contain approximately 224,737 RSF. Any exercise of a “Renewal Option” by Tenant, as provided in Section 2.4 of the Office Lease, shall serve to extend the Lease with respect to the entire Premises as so expanded.

3.    Expansion Term. The term of Tenant’s lease of each portion of the Expansion Premises (the “Expansion Term”) shall commence on Ground Floor Commencement Date and Second Floor Commencement Date, respectively, and shall expire coterminously with Tenant’s Lease of the Existing Premises on the Lease Expiration Date (i.e., December 31, 2023), unless sooner terminated as provided in the Lease, as hereby amended.

4.    Base Rent.

4.1.    Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Article 3 of the Office Lease.

4.2.    Expansion Premises. Commencing on the Ground Floor Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Month of Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per RSF
Ground Floor Commencement Date – Second Floor Commencement Date	$1,301,400.00	$108,450.00	$54.00
Second Floor Commencement Date – Month 12	$2,980,746.00	$248,395.50	$54.00
Months 13 – 24	$3,070,168.38	$255,847.37	$55.620
Months 25 - 36	$3,162,273.43	$263,522.79	$57.289
Months 37 - 48	$3,257,141.63	$271,428.47	$59.007
Months 49 - 60	$3,354,855.88	$279,571.32	$60.777
Months 61 - 72	$3,455,501.56	$287,958.46	$62.601
Months 73 - 84	$3,559,166.61	$296,597.22	$64.479
Months 85 - 96	$3,665,941.60	$305,495.13	$66.413
Months 97 - 108	$3,775,919.85	$314,659.99	$68.406
Months 109 – Expiration Date	$3,889,197.45	$324,099.79	$70.458

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4.3.    No Base Rent Abatement and Credit. The terms of Section 3.4 of the Office Lease shall not apply to the Expansion Premises.

5.    Tenant’s Percentage Share of Building Direct Expenses.

5.1.    Existing Premises. Tenant shall continue to pay Tenant’s Percentage Share of Operating Expenses and Property Taxes as provided in Article 4 of the Office Lease.

5.2.    Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Ground Floor Commencement Date, and Second Floor Commencement Date, with respect to the Ground Floor Expansion Premises and Second Floor Expansion Premises, respectively, and continuing through the Expansion Term, Tenant shall pay Tenant’s Percentage Share of Operating Expenses and Property Taxes as provided in Article 4 of the Office Lease, provided that with respect to the calculation of Tenant’s Percentage Share of Operating Expenses and Property Taxes in connection with the Expansion Premises, the following shall apply:

5.2.1    Tenant’s Percentage Share with respect to the Ground Floor Expansion Premises shall equal 7.45%;

5.2.2    Tenant’s Percentage Share with respect to the Second Floor Expansion Premises shall equal 9.62%; and

5.2.3    the Base Year with respect to the Expansion Premises shall be the calendar year 2014.

5.3.    2015 Property Taxes. Notwithstanding the 2014 Base Year applicable to the Expansion Premises and the terms of Section 4.1(b) of the Office Lease, with respect to calendar year 2015 (and only calendar year 2015), and with respect to the Expansion Premises only, Tenant shall be obligated to pay only fifty percent (50%) of the positive excess, if any, of the Property Taxes for the Project allocable to calendar year 2015 over Property Taxes for the Project allocable to the Base Year.

6.    Expansion Improvements. Landlord shall deliver the Expansion Premises to Tenant, and the improvements in the Expansion Premises shall be constructed, in accordance with the terms of the “Work Letter” attached to the Office Lease as Exhibit C, as modified by the terms of this Section 6, as if the “Premises” referred to therein were the Expansion Premises. Except as specifically set forth in the Work Letter and this Second Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition. For purposes of Section 1938 of the California Civil Code,

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Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp). All of Tenant’s work in the Premises shall be subject to Landlord’s approval of the Construction Drawings in accordance with the terms of the Work Letter.

6.1.    Base Building Improvements. Schedule 1 to the Work Letter is hereby replaced with the “Warm Shell Condition” set forth on Exhibit B attached to this Second Amendment, provided that Landlord shall not have any obligation to perform the work set forth in Sections 5.1 and 5.2 of such Exhibit B (and Tenant shall accept the floors, perimeter wall and columns of the Expansion Premises in their currently existing “as-is” condition, and Landlord shall have no obligation to make any improvements thereto, except for the completion of any punchlist items, and work required pursuant to Section 6.11, below, if any) (the “Warm Shell Condition”).

6.2.    Delivery Date. The date upon which Landlord delivers each portion of the Expansion Premises to Tenant in the Warm Shell Condition is referred to herein as a “Delivery Date”. Landlord will give Tenant at least ten (10) business days prior notice of the anticipated Delivery Date for each phase of the Expansion Premises, but contemplates delivering the Ground Floor Expansion Premises on or before June 9, 2014, and the Second Floor Expansion Premises on or before June 9, 2014. Landlord shall have the right to deliver the Ground Floor Expansion Premises and the Second Floor Expansion Premises separately. Section 1.1(c) of the Work Letter is hereby amended to delete the last sentence thereof. If following Landlord’s delivery of the Expansion Premises in the Warm Shell Condition it is determined that additional work is required of Landlord in order to accomplish the Warm Shell Condition, such determination shall not modify the Delivery Date, but the requirement of such additional work may result in a “Landlord Delay” (as described in Sections 7.1(2), 7.3(3) and/or 7.1(4) of the Work Letter).

6.3.    Tenant Improvement Allowance. The Tenant Improvement Allowance applicable to the Expansion Premises shall be equal to $66.50 per RSF of the Expansion Premises (i.e., $3,670,773.50), and there shall be no requirement of any “Tenant Contribution” as set forth in Section 3.1 of the Work Letter. The December 31, 2013, date set forth in the last sentence of Section 3.1(b) of the Work Letter is hereby amended to be eighteen (18) months following Landlord’s delivery of the later of the two phases of the Expansion Premises to Tenant.

6.4.    Building Standard; Expansion Space and First Offer Space. The terms of Section 3.2 and 3.3 of the Work Letter shall not apply to the Expansion Premises.

6.5.    General Contractor. Section 1.1(b) of the Work Letter shall not be applicable to the construction of the Expansion Premises. Tenant may engage any other qualified MEP engineering company or contractor, reasonably approved in advance by Landlord, to construct any MEP Infrastructure.

6.6.    Tenant’s Architect. Landlord hereby approves WRNS Studio as “Tenant’s Architect” as provided in Section 2.1(a) of the Work Letter.

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6.7.    Contractor. Landlord hereby approves NOVO as the “Contractor” as provided in Section 4 of the Work Letter.

6.8.    Landlord Fee. In connection with Tenant’s construction of the Expansion Improvements, Landlord shall receive the Alteration Operations Fee as provided in Section 3.1(d) of the Work Letter, provided that such fee shall be equal to $1.00 per RSF of the Expansion Premises.

6.9.    Delay. The November 1, 2013, date set forth in Section 7 of the Work Letter is hereby modified to be September 1, 2014. Section 7.1(1) and Section 7.2(b) of the Work Letter are hereby deleted and shall have no applicability to the Expansion Premises. For avoidance of doubt, however, Landlord acknowledges that the Ground Floor Commencement Date and the Second Floor Commencement Date will be delayed on a day-for-day basis for each day that Tenant is delayed in the design or construction of the Tenant Improvements by Landlord Delay (as described in Sections 7.1(2), 7.3(3) and/or 7.1(4) of the Work Letter). For the purposes of Tenant’s construction of Tenant Improvements in the Expansion Premises, the provisions of Section 7.2(a) of the Work Letter will be deemed revised to provide that any Delay Notice may be delivered by hand to Landlord’s construction representative identified in Section 6.16 below.

6.10.    Structural Work. In addition to causing the Expansion Premises to be in the Warm Shell Condition, Landlord shall complete certain structural work (the “Structural Work”) to be completed at the Building. The Structural Work shall consist of (i) the addition of eight (8) bays of structural braces through the windows of the mezzanine, and (ii) the installation of fiber reinforced polymer “carbon wrap” (“FRP”) on floors 2, 3, 4 and 5 of the 870 Brannan building. The Structural Work is more particularly described on Exhibit C attached hereto. Landlord and Tenant shall reasonably cooperate to allow Landlord to construct the Structural Work concurrently with Tenant’s construction of the Tenant Improvements in the Premises. Tenant acknowledges that certain of the Structural Work will take place in occupied areas of the Existing Premises. In such areas, Landlord agrees that it shall use commercially reasonable efforts to perform the Structural Work in a manner so as to minimize interference with Tenant’s use of the Existing Premises (including, as appropriate, performing portions of such work on an “after-hours” basis). Landlord shall be permitted to construct those portions of the Structural Work which the parties agree will not be unduly disruptive to the conduct of Tenant’s business operations in the Existing Premises during normal business hours, and for such purposes Landlord and Tenant will jointly cooperate to create a mutually acceptable “phasing” schedule for the performance of such work. Tenant shall provide a clear working area for such work in areas where work is so scheduled to be performed, if necessary (including, but not limited to, the moving of furniture, fixtures and Tenant’s property away from the area in which Landlord is constructing the Structural Work, provided that Landlord agrees to reimburse Tenant for the reasonable costs incurred by Tenant to perform such relocation work, as well as the cost of returning furniture, fixtures and property back to the affected area(s) once work in such areas is complete). Tenant hereby agrees that the construction of the Structural Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. However, to the extent that performance of the Structural Work disrupts or delays the construction of Tenant Improvements in any portion of the Expansion Premises, such delay will, subject to the notice requirements of Section 7.2(a) of the Work Letter, as modified by Section 6.9 above, be Landlord Delay.

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6.11.    Environmental Condition. Landlord shall, at Landlord’s sole cost and expense, abate any and all currently present, known asbestos (or asbestos discovered during the course of the Landlord Work or Tenant’s work performing the items referred to in Sections 5.1 and 5.2 of Exhibit B), and abate or stabilize any known lead paint in the Expansion Premises (or lead paint discovered during the course of the Landlord Work or Tenant’s construction of the Tenant Improvements), or any other hazardous materials present in the Expansion Premises in violation of applicable laws.

6.12.    Ground Floor Mezzanine. Tenant shall have the right, as a part of Tenant’s construction of the Tenant Improvements in the Expansion Premises, to remove the existing mezzanine located in the Ground Floor Expansion Premises provided that (i) the removal of the mezzanine shall not reduce the RSF of the Ground Floor Expansion Premises (and for the purpose of calculating such RSF, the Mezzanine shall be deemed to remain in the Expansion Premises), (ii) Tenant shall work with Landlord to ensure that the Mezzanine will be able to be reconstructed by Landlord in the future, and (iii) Tenant shall be required to restore the Mezzanine, at Tenant’s sole cost and expense, upon the expiration or termination of the Lease (provided that, in no event shall Tenant be required to expend more than it would then cost to reconstruct a mezzanine identical to the one removed).

6.13.    Use of Tenant Improvement Allowance. Tenant shall allocate not less than $56.50 per RSF of the Tenant Improvement Allowance to each of the Ground Floor Expansion Premises and Second Floor Expansion Premises (and the additional $10.00 per RSF of the Tenant Improvement Allowance may be allocated to the other portion of the Expansion Premises).

6.14.    Tenant Improvements. Subject to Landlord’s approval of the Construction Drawings in accordance with the terms of the Work Letter, and the terms of Section 7.4 of the Office Lease, the Tenant Improvements may include (i) a full service cooking kitchen, with venting, in the Ground Floor Expansion Premises, (ii) an enlargement of the existing entrance to the Ground Floor Expansion Premises off the atrium, and (iii) a direct connection between the Ground Floor Expansion Premises and the courtyard.

6.15.    No Staging Area. The terms of Section 15 of the Work Letter are hereby deleted, and shall have no applicability to the construction of the Tenant Improvements in the Expansion Premises.

6.16.    Representatives. For the purposes of construction of the Tenant Improvements in the Expansion Premises as well as Landlord’s performance of the Structural Work, Tenant’s representative identified in Section 12 of the Work Letter will, until further notice to Landlord, be Michael Charney (***) and Robin Weckesser (***), and Landlord’s representative identified, in Section 13 of the Work Letter, will, Until further notice to: Tenant, be Greg Johnson (***).

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7.    Assignment and Subletting. Sections 15.4(a)(4), (5) and (6) of the Office Lease are hereby deleted in their entirety and shall be of no further force or effect.

8.    Roof Rights. The terms of Section 32.31 of the Office Lease are hereby amended to replace the number two (2) (referring to the number of satellite dish antennae allowed) with the number three (3).

9.    Sign Rights. The “Exterior Signage” as defined in Section 28.3 of the Office Lease, may include, at Tenant’s option (and subject to the terms of Section 28.3 of the Office Lease, including without limitation Landlord’s approval rights) one (1) additional exterior sign displaying Tenant’s name outside of each exterior entry to the Ground Floor Expansion Premises.

10.    Parking. In connection with Tenant’s lease of the Expansion Premises, commencing as of the Ground Floor Commencement Date, Tenant shall have the right to lease up to thirty (30) additional “Parking Privileges” in accordance with the terms of Section 20 of the Office Lease (the “Expansion Parking Privileges”), at the same rates and generally subject to all of the terms and conditions of Section 20 of the Office Lease. Tenant acknowledges that the Project parking facilities are owned by currently leased by Landlord from the California Department of Transportation (the “Parking Lease”). Landlord’s obligation to provide the Expansion Parking Privileges is contingent on the continuation of the Parking Lease, and upon any expiration or termination of the Parking Lease, Landlord’s obligation to provide the Expansion Parking Privileges shall terminate.

11.    Notices. Notwithstanding anything to the contrary set forth in the Lease, effective as of the date of this Second Amendment, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

c/o Beacon Capital Partners, LLC

11755 Wilshire Boulevard

Suite 1770

Los Angeles, California 90025

Attention: Mr. Jeremy B. Fletcher

and

c/o Beacon Capital Partners, Inc.

200 State Street, 5th Floor

Boston, MA 02109

Attention: General Counsel

and

Allen Matkins Leek Gamble Mallory & Natsis LLP

1901 Avenue of the Stars

Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

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12.    Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Colliers International and Jenny Haeg of Custom Spaces (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 12 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended. The Brokers will be compensated by Landlord pursuant to the terms of a separate agreement.

13.    Letter of Credit.

13.1.    LC Stated Amount. Effective as of the full execution of this Amendment, the “LC Stated Amount”, as defined in Section 6(a) of the Office Lease, is reduced by $2,000,000, to equal $6,707,471.68. Landlord shall reasonably cooperate with Tenant in order to process an amendment to the LC amending the LC to such reduced amount.

13.2.    Reductions. The terms of Section 6(b)(1) of the Office Lease are hereby amended to provide that the “Initial Reduction”, as defined in such Section 6(b)(1) (in the amount of $1,243,924.53) shall occur on the date that is one (1) year after the full execution and delivery of this Second Amendment, and subsequent reductions shall occur on each anniversary of such Initial Reduction, subject to the terms of Section 6(b)(2) of the Office Lease. The remaining terms of Section 6(b)(1) of the Office Lease shall remain in full force and effect.

13.3.    Cash Security. At any time following the full execution of this Amendment Tenant shall have the right to deposit a cash security deposit (the “Security Deposit”) in lieu of the LC, in the then current LC Stated Amount, which amount shall be subject to reduction as and when the LC Stated Amount would have otherwise been reduced in accordance with the terms of Section 6(b) of the Office Lease (as amended by Section 13.2, above). Landlord will reasonably cooperate with Tenant to cause the LC to be returned to Tenant upon Landlord’s receipt of the Security Deposit. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of its obligations under the Lease, as hereby amended. If Tenant defaults with respect to any provisions of the Lease, as hereby amended, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within forty-five (45) days following the expiration of the Lease. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably

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necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

14.    Financial Review. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and annual financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and the annual financial statements shall be audited by an independent certified public accountant, provided that if the most recent available annual financial statements are not yet audited, then they shall be certified by Tenant’s CFO. Landlord shall have the right to provide such financial statements to Landlord’s lenders or potential lenders, to potential purchasers of the Building or Project, to Landlord’s investors, and to Lender’s investment bankers or investment brokers. Landlord and each such party to which Landlord desires to provide such financial statements shall agree to keep the information provided confidential, and shall execute a commercially reasonable confidentiality agreement in connection therewith.

15.    No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

[signatures follow on next page]

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

888 BRANNAN LP,		AIRBNB, INC.,
a Delaware limited partnership		a Delaware corporation

By:	/s/ McClure Kelly	By:	/s/ Brian Chesky
Name:	McClure Kelly	Name:	Brian Chesky
Title:	Managing Director	Title:	CEO & Co-founder

By:
Name:
Title:

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EXHIBIT A

888 BRANNAN STREET

OUTLINE OF EXPANSION PREMISES

Floor 2

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Floor 1

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EXHIBIT B

888 BRANNAN STREET

WARM SHELL (BASE BUILDING) CONDITION

1.    General. The Base Building/Warm Shell shall consist of the following: (a) the Building shell and exterior, (b) the core areas, including necessary mechanical, electrical, sprinkler, plumbing, life safety, heating, air conditioning, ventilation and structural systems, stubbed out to the MEP Rooms, (c) ADA compliant Path-of-Travel to the Premises, including to the restrooms serving the Premises, (d) public stairways, (e) passenger and freight elevators, (f) parking facility, (g) ground floor lobby and atrium, (h) exterior courtyard and landscaping, (i) loading dock, and (j) the items described in Sections 2 through 13 below (collectively referred to as the “Base Building Improvements”).

2.	Mechanical.

2.1.

Mechanical, heating, ventilating and air conditioning systems shall operate in conformance with the current edition ASHRAE standard 62 (-2001) and shall maintain temperatures which do not exceed 74 degrees in summer, or fall below 70 degrees in winter; and provide a cooling load of 1 ton per 435 square feet in 870 Brannan and 1 ton per 375 square feet in 850 Brannan.

2.2.	8 supply and return air duct stub-outs on the ground floor, and 6 on the 2d floor for 870 Brannan.

2.3.

Tenant shall be provided access to condenser water supply and return lines at the 2nd Floor of the 870 Brannan space and at the Ground Floor Space. Heating water will be stubbed-out in the 870 Brannan building for Tenant’s connection and use.

2.4.	Electrical closets on each floor.

2.5.	Landlord will provide Tenant with the specifications of the DDC HVAC to be installed by Landlord.

3.	Electrical.

3.1.

Electrical service load capacity per useable square foot of 7.0 watts shall be provided to the Premises, in separate risers for portions of each floor. There are one (1) electrical closet on the ground floor, and one (1) electrical closet on the second (2d) floor. The electrical capacity is provided first at 277/480 volts (3 phase) buss duct to a high voltage panel (for tenant lighting and supplemental A/C) in each electrical closet. Bach high voltage panel is connected to a 75 KV transformer, which will step the power down to a 120/208 volt, 42 circuit panel. The 42 circuit panel will provide a minimum of 3.0 watts per usable square foot connected load (for tenant’s equipment, convenience outlets, furniture, and other office loads). HVAC (except Tenant’s supplemental A/C) is powered via separate Landlord panels. Additional transformers and/or panels may be added by Tenant, at Tenant’s cost, to utilize a larger portion of the overall watts/sf allowance for 120 volt loads.

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3.2.	All of the foregoing electrical equipment currently fits in the base Building electrical closets for each floor as described in Section 3.1 above.

3.3.	Penetrations between the floors of the Premises with sleeves to accommodate Tenant’s installation of two 4” conduits.

3.4.

Fire exit stairwells, restrooms on multi-tenant floors and service lobbies will be fed from the electrical equipment in the electrical closets on each floor. The intent is to have these metered separately than from the tenant power.

3.5.	Condenser water is available on each floor for Tenant’s use, at Tenant’s cost. Water-source heat pumps may be added, at Tenant’s cost, to cool Tenant electrical, IT and telephone rooms.

4.	Life Safety.

4.1.

A new addressable fire alarm system and devices (speakers, horns, strobes, etc.) compliant with all applicable codes as of the Delivery Date for each phase of the Expansion Space in building core and shell spaces including base Building electrical rooms, mechanical equipment spaces, janitorial closets, toilet rooms, elevator lobbies, and stairwells. The fire alarm system shall include fire alarm panels sized appropriately to accommodate typical office occupancy and the density permitted by Section 7.1 of the Existing Lease, for the individual floor sizes.

4.2.

Building alarm system panels shall be available on each floor, and shall have the capacity for connecting Tenant’s system components. Should Tenant’s connectivity to the Building’s alarm system traverse Building risers, there will be no monthly fee for the use of such risers, nor for any connectivity.

4.3.

All required alarm and communication systems outside of the Expansion Space, including janitor’s closets, telephone and electrical rooms, service elevator lobby area, the stairwells, the passenger elevator lobby area and toilet rooms, complete with horns, speakers and strobes.

4.4.	A building emergency generator designed to include Tenant emergency egress lighting and Life Safety Loads.

5.	Finishes.

5.1.

[N/A TO EXPANSION PREMISES] Concrete floors stripped of previous flooring material, with holes, cracks and deficiencies in the surface to be patched and filled in with concrete and trowelled smooth in a continuous, uniform surface. For purposes of the foregoing, upon completion of interior demolition, Tenant’s representative and Landlord’s representative shall review the condition of the floors and reasonably and in good faith mutually agree upon the areas that require patching/filling.

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5.2.

[N/A TO EXPANSION PREMISES] Perimeter walls and columns shall be delivered with holes, cracks and deficiencies in the surface to be patched and filled in with concrete and trowelled smooth in a continuous, uniform surface; interior walls shall be delivered in their condition existing after performance of demolition pursuant to the demolition plan and permits, with significant demolition damage patched and finished smooth to Level 4. For purposes of the foregoing, upon completion of interior demolition, Tenant’s representative and Landlord’s representative shall review the condition of the walls and columns and reasonably and in good faith mutually agree upon the areas that require patching/filling.

5.3.	Curtain wall, exterior windows and insulation, where applicable (from slab-to-slab), installed and sealed (watertight).

5.4.

Balance of Core. All exposed core doors shall be completed with painted hollow metal frames, finished solid core wood doors or finished hollow metal doors, and hardware. The balance of the core shall also include exit signs and fire extinguishers as required by Laws for unoccupied space.

5.5.	On multi-tenant floors, Building Standard multi-tenant corridors and demising partitions.

5.6.

The janitor’s closet shall be complete with painted walls, floor coverings and resilient base. The telephone and electrical rooms will include a telephone backboard and electrical distribution panels, respectively.

5.7.

The passenger elevator lobby on each multi-tenant floor shall be complete with (i) finished ceiling, finished lighting, and floor coverings, (ii) walls, completed with wall finish and base, (iii) elevator doors and frames, which will be stainless steel, and call button and hall lantern face plates, which will be stainless steel, and (iv) an evacuation plan. For purposes of clarification, the foregoing applies to multi-tenant floors only. Tenant shall have the right to review all recently approved all proposed finishes for common areas on the second (2nd) floor; at Tenant’s costs and subject to Landlord’s approval (not to be unreasonably withheld). Tenant shall have the right to upgrade and modify such proposed finishes.

5.8.	[omitted]

5.9.

Completed building core areas including dual passenger and freight elevators, multi-tenant elevator lobbies, fire stairs, restrooms with women’s and men’s stalls, drinking fountains, mechanical, telephone and electrical equipment closets, elevator and building lobbies and corridors in compliance with current codes, janitorial closets, mechanical shafts, and telephone riser pathways from telephone company’s base building vaults.

888 Brannan Street
[Second Amendment]
-3-	[Airbnb, Inc.]

6.	[Omitted]

7.	Security.

7.1.	Lobby security desk.

7.2.	Base Building alarm and access control system (AACS) including card readers at main lobby entry, elevator lobbies, and door contacts at all perimeter doors.

7.3.	Base Building closed circuit television (CCTV) system including cameras covering the exterior of the Building perimeter, and main lobby.

8.	[Omitted]

9.

MPOE Space. Primary service conduits shall exist from the street to the MPOE and empty 4” sleeves shall be provided from the MPOE to the floors of the Expansion Space for future extension of fiber service. Landlord shall use commercially reasonable efforts to accommodate Tenant’s proposed service provider.

10.	Plumbing.

10.1.	Cold water service stubbed to each floor of the Expansion Space.

10.2.	Sanitary and Waste Vent risers with stub outs to each floor of the Expansion Space.

10.3.	Plumbing risers to the restrooms.

11.	Fire Sprinklers: Main risers and stand pipes, plus main loops and branch piping with heads in an open pattern, sufficient for an unoccupied floor. To be connected to base Building fire alarm system.

12.	[Omitted]

13.	Restrooms.

13.1.

Finished Building Standard, ADA-compliant restrooms on each floor of the Expansion Space, including ceramic tile or higher quality materials on floors and wet walls at least up to the height of the wainscot, countertops, walls and floors, lavatory mirrors, lighting, ceilings, toilet partitions, toilet accessories, plumbing fixtures and all mechanical, plumbing and lighting services completed, using Building Standard materials and finishes, consist of:

On Ground Floor – two (2) men’s toiletrooms and two (2) women’s toiletrooms, with a total of twelve (12) fixtures for men and eleven (11) for women

On Floor 2 – two (2) men’s toiletrooms and two (2) women’s restrooms, with a total of ten (10) fixtures for men and eleven (11) for women

888 Brannan Street
[Second Amendment]
-4-	[Airbnb, Inc.]

13.2.	Domestic hot water heater (either rooftop boiler and/or local hot water tank) to serve the restrooms, and associated hot water piping to serve the restrooms.

“Site Improvements” means the Base Building Improvements that will not require access to the Premises in order to be completed (other than to a de minimus extent) and will not have to be completed in order for Tenant to obtain (a) its building permits for construction of the Tenant Improvements, or (b) any certificates, approvals or other documentation (including, without limitation, fully signed off job cards) necessary for the lawful occupancy of the Premises.

“MEP Work” means the installation of a new HVAC system with supply & return shafts as described in Sections 2.1 and 2.2 of this Exhibit A, plumbing as described in Section 10 of this Schedule 1, and the construction of the MEP Rooms on each floor of the Premises as set forth in Section 2.4 of this Schedule 1.

The Warm Shell/Base Building will not include the following items, except to the extent such items are set forth in Section 13 above with respect to the restrooms within the Expansion Space;

(a)    Tenant ceilings and lighting;

(b)    Floor finishes in the Expansion Space, including elevator lobbies, balconies and corridors;

(c)    Interior finishes of any kind within the Expansion Space, including elevator lobbies, balconies and corridors;

(d)    Interior partitions, doors, and hardware within the Premises, including elevator lobbies and corridors;

(e)    Terminal boxes and reheat coils or other HVAC or air distribution devices, including distribution duct work and controls, beyond the mechanical, electrical and plumbing rooms located on each floor of the Expansion Space (“MEP Rooms”);

(f)    Telecommunication risers and conduits beyond the MEP Rooms;

(g)    Distribution of electrical services, plumbing services and sprinklers beyond the MEP Rooms;

(h)    Domestic hot water heater and associated hot water piping;

(i)    Any and all signs for Tenant and the power therefor;

(j)    Any and all improvements, modifications, equipment, systems or other items required (either by Tenant’s plans or by applicable Laws) in connection with the Specialized Uses;

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(k)    Security, fire and life-safety systems throughout the Expansion Space, including exit signs, intercoms and extinguishers;

(l)     Tenant’s furniture, fixtures and equipment, including telephones, computers and cabling therefor; and

(m)    Window coverings.

888 Brannan Street
[Second Amendment]
-6-	[Airbnb, Inc.]

EXHIBIT C

888 BRANNAN STREET

STRUCTURAL WORK

The “Structural Work” shall consist of the work set forth on the plans and specifications for the project identified as “888 Brannan St Voluntary Seismic Retrofit San Francisco, California”, prepared by Nabih Youssef Associates Structural Engineers, as Project No. 14097, dated 4/24/14, comprised of drawing nos. S1.0, Sl.l, S2.l, S3.1, and S3.2.

888 Brannan Street
EXHIBIT C	[Second Amendment]
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